UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D)

of the Securities Exchange Act of 1934

September 25, 2020

Date of report (Date of earliest event reported)

Axsome Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37635	45-4241907
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22 Cortlandt Street, 16th Floor New York, New York (Address of principal executive offices)	10007 (Zip Code)

Registrant’s telephone number, including area code (212) 332-3241

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock, Par Value $0.0001 Per Share	AXSM	The Nasdaq Global Market

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry Into a Material Definitive Agreement

Loan and Security Agreement

On September 25, 2020 (the “Closing Date”), Axsome Therapeutics, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Hercules Capital, Inc., in its capacity as administrative agent and collateral agent and as a lender (in such capacity, the “Agent” or “Hercules”) and the other financial institutions that from time to time become parties to the Loan Agreement as lenders (collectively, the “Lenders”).

Amount. The Loan Agreement provides for term loans in an aggregate principal amount of up to $225.0 million under multiple tranches. The tranches consist of (i) a first tranche consisting of term loans in an aggregate principal amount of $60.0 million, of which $50.0 million was funded to the Company on the Closing Date (the “First Advance”), and of which the remaining $10.0 million is available at the Company’s option at any time through September 15, 2021; (ii) subject to the approval of the Company’s AXS-05 product candidate for the treatment of major depressive disorder (the “First Milestone”), a second tranche consisting of additional term loans in an aggregate principal amount of up to $35.0 million, available at the Company’s option beginning on the date that the First Milestone is achieved through the earlier of (A) 181 days following such date and (B) June 30, 2022; (iii) subject to the approval of the Company’s AXS-07 product candidate for the treatment of migraine (the “Second Milestone”), a third tranche consisting of additional term loans in an aggregate principal amount of up to $20.0 million, available at the Company’s option beginning on the date that the Second Milestone is achieved through the earlier of (A) 181 days following such date and (B) June 30, 2022; (iv) subject to the achievement of either the First Milestone or the Second Milestone and so long as the Company is in compliance with a required ratio of Lender indebtedness to net product revenue, a fourth tranche consisting of additional term loans in an aggregate principal amount of up to $60.0 million, available at the Company’s option beginning on January 1, 2022 and continuing through March 31, 2023; and (v) subject to approval by the Lenders’ in their discretion, a fifth tranche of additional term loans in an aggregate principal amount of up to $50.0 million, available through December 31, 2023. The Company intends to use the proceeds of the Term Loan Advances for working capital and general corporate purposes. In addition, approximately $21.5 million of the proceeds from the First Advance was used to satisfy in full and retire the Company’s indebtedness under its previously outstanding credit facility with Silicon Valley Bank and West River Innovation Lending Fund VIII, LP (the “SVB Term Loan”).

Interest Rate and Repayment. The outstanding principal balance of the term loans bears interest at an annual rate equal to the greater of either (i) the prime rate as reported in The Wall Street Journal plus 5.90% or (ii) 9.15%, subject to an ability by the Company, during certain periods (each, a “PIK Deferral Period”), to request a reduction of the then-effective cash-pay interest rate by up to 1.00% per annum (the “Cash Interest Reduction Amount”). Accrued interest is payable monthly following the funding of each term loan. During each PIK Deferral Period, the term loans will bear cash-pay interest, at the reduced amount, and will accrue paid-in-kind interest at a rate equal to the Cash Interest Reduction Amount multiplied by 1.15, which amount will be capitalized and added to the outstanding principal balance of the term loans on each monthly interest payment date during the PIK Deferral Period. The Company is required to repay the term loans in equal installments of principal and interest commencing on May 1, 2023 through October 1, 2025 (the “Maturity Date”). However, if either the First Milestone or the Second Milestone are achieved prior to May 1, 2023, and no default exists, the amortization commencement date will be automatically extended to November 1, 2023; if both the First Milestone and the Second Milestone are achieved prior to November 1, 2023, and no default exists, the amortization commencement date will be further automatically extended to May 1, 2024 and if any term loans are funded under the fourth tranche noted above prior to May 1, 2024, and no default exists, the amortization commencement date will be further automatically extended to November 1, 2024. On the Maturity Date, all unpaid term loans will be due and payable.

Prepayment Penalty. The Company may, at its option prepay the term loans in full or in part, subject to a prepayment penalty equal to (i) 2.0% of the principal amount prepaid if the prepayment occurs prior to the first anniversary of the Closing Date, (ii) 1.5% of the principal amount prepaid if the prepayment occurs on or after the first anniversary and prior to the second anniversary of the Closing Date, and (iii) 1.0% of the principal amount prepaid if the prepayment occurs on or after the second anniversary and prior to the third anniversary of the Closing Date.

Covenants; Representations and Warranties; Other Provisions. The Loan Agreement contains customary representations, warranties and covenants, including covenants by the Company limiting additional indebtedness, liens (including a negative pledge on intellectual property and other assets), guaranties, mergers and consolidations, substantial asset sales, investments and loans, certain corporate changes, transactions with affiliates and fundamental changes. At the initial closing, there are no applicable financial covenants contained in the Loan Agreement. Only after additional amounts are drawn down by the Company in the future, if the Company decides to do so, under the terms set forth in the Loan Agreement, there will be certain limited financial covenants that will apply as further detailed in the Loan Agreement.

Default Provisions. The Loan Agreement provides for events of default customary for term loans of this type, including but not limited to non-payment, breaches or defaults in the performance of covenants, insolvency, bankruptcy and the occurrence of a material adverse effect on the Company.

Security. As collateral for the obligations, the Company has granted to Hercules a senior security interest in all of Company’s right, title, and interest in, to and under all of Company’s property, inclusive of intellectual property, which includes one of the Company’s existing license agreements (the “License Agreement”) with Antecip Bioventures II LLC (“Antecip”), subject to limited exceptions. Antecip consented to the collateral assignment of the License Agreement, among other things, under a direct agreement (the “Direct Agreement”) with the Company and Hercules.

The foregoing description of the terms of the Loan Agreement and the Direct Agreement are not complete and are qualified in their entirety by reference to the full text of the Loan Agreement and the Direct Agreement, which will be filed as exhibits to the Company’s next Quarterly Report on Form 10-Q.

Warrant

In connection with the entry into the Loan Agreement, the Company issued to Hercules a warrant (the “Warrant”) to purchase a number of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) equal to 2.5% of the aggregate amount of the Term Loan Advances that are funded, as such amounts are funded. On the Closing Date, the Company issued a Warrant for 15,541 shares of Common Stock. The Warrant will be exercisable for a period of seven years from the date of issuance at a per-share exercise price equal to $80.43, which was the volume weighted average price of the Company’s Common Stock over the ten day trading period immediately preceding the Closing Date, subject to certain adjustments as specified in the Warrant.

The issuance of the Warrant by the Company to Hercules was made in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.

The foregoing description of the terms of the Warrant is not complete and is qualified in its entirety by reference to the full text of the Warrant, which will be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

Item 1.02 Termination of a Material Definitive Agreement

The information provided in Item 1.01 of this Current Report on Form 8-K regarding termination of the SVB Term Loan is incorporated by reference into this Item 1.02.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K regarding the Loan Agreement is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information provided in Item 1.01 of this Current Report on Form 8-K regarding the Warrant is incorporated by reference into this Item 3.02.

Item 8.01 Other Events.

On September 29, 2020, the Company issued a press release announcing the execution of the Loan Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated September 29, 2020.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Axsome Therapeutics, Inc.

Dated: September 29, 2020	By:	/s/ Herriot Tabuteau, M.D.
	Name:	Herriot Tabuteau, M.D.
	Title:	President and Chief Executive Officer

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